Exhibit 99.1

FOR RELEASE:	January 29, 2010
Lisa F. Campbell, Executive Vice President
Chief Operating Officer and Chief Financial Officer
Office: (910) 892-7080; Mobile: (910) 591-8086; lisac@newcenturybanknc.com www.newcenturybanknc.com

NEW CENTURY BANCORP REPORTS

YEAR-END 2009 RESULTS

•	Prior to write-off of goodwill, Company’s net income for 2009 was $232,000, or $.03 per share.

•	$8.6 million write-off of goodwill from 2006 purchase of Progressive State Bank negatively impacts results.

•	Deposit growth for 2009 was 7.0%.

•	Loan growth for the year was 4.5%.

•	Net interest margin increased 14 basis points to 3.41% for the year.

•	Non-interest expenses declined 2.5%, despite an increase in FDIC insurance premium expense from $525,000 in 2008 to $1.3 million in 2009.

•	Results were accomplished without TARP (Troubled Asset Relief Program) funds.

DUNN, NC … New Century Bancorp (the “Company” NASDAQ: NCBC), the holding company for New Century Bank, today reported financial results for 2009. The write-off of goodwill resulted in a decrease in earnings for the Company from net income of $232,000 before the write-off to a net loss of ($8.4 million) afterwards. This compares to the net loss of ($193,000) for 2008, a year during which there were no write-offs of goodwill. Basic and diluted net income per share for 2009 prior to the goodwill write-off was $.03 compared to a net (loss) per share of ($1.24) after consideration of the write-off. This compares to the net (loss) per share of ($0.03) for 2008.

Goodwill Impairment

Goodwill, a measure of the difference between the price paid for an acquisition and the fair value of its assets, is being examined and subsequently charged-off in part or in whole by many financial institutions due to the effects of the prolonged economic downturn on financial stocks. At year-end 2009, New Century wrote-off $8.67 million in goodwill, an intangible asset, which resulted from the purchase of Progressive State Bank in 2006. The goodwill impairment charge, a one-time, non-cash, accounting transaction, does not affect the liquidity, tangible capital, or regulatory capital ratios of the Company.

Financial Results

Total assets for the Company at year-end 2009 were $630.6 million, total deposits were $540.3 million, and total loans were $481.2 million, compared to total assets of $605.8 million, total deposits of $505.1 million, and total loans of $460.6 million at year-end 2008, increases of 4.1%, 7.0%, and 4.5%, respectively.

“While the write-off of goodwill resulted in New Century Bancorp reporting a loss for the year,” said William L. Hedgepeth, president and CEO of New Century Bancorp and New Century Bank, “We are pleased with our core operating results in light of the fact that unlike many banks, we did not accept TARP funds; even though we, like all banks, faced a number of financial challenges. In addition, we are pleased with a number of positive indicators for the future. Those indicators include strong loan and deposit growth, increasing margins, and lower non-interest expenses.

Earnings for the year also were impacted by the addition of $5.5 million to the Company’s provision for loan losses, compared to $4.3 million in 2008; OREO losses of $565,000 compared to $239,000 in 2008; and, the payment of FDIC insurance premiums totaling $1.3 million, compared to only $525,000 in 2008.

“In order to recognize operating efficiencies, we consolidated our operations in Clinton, NC into one office. In preparing for the future, we recently invested in and expanded our ability to serve our customers through installing a new core processor and by developing a new website, with added capabilities. While the past few years have been difficult, we continue to meet the lending needs of our customers and communities, to expand and develop our staff, and to approach the future through a disciplined approach.

“The Company remains ‘well-capitalized,’ which is the highest regulatory standard. While there are challenges ahead—such as high unemployment levels, there is also a great deal of opportunity. As our market area and our nation begin to come out of the recession, we plan to be in the position to be part of it and to help lead the way for our customers.”

New Century Bank is headquartered in Dunn and has offices in Dunn, Clinton, Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke, and Raeford.

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Keywords: New Century Bancorp, New Century Bank, NCBC

The information as of and for the year ended December 31, 2009, as presented is unaudited. The above release presents financial information excluding the goodwill impairment charge (non-GAAP). The goodwill impairment charge is included in the financial results presented in accordance with generally accepted accounting principles (GAAP). The Company believes that the exclusion of goodwill impairment in expressing net income and earnings per share data provides a more meaningful base for period-to-period comparisons which will assist investors in analyzing the operating results of the Company and predicting operating performance. Non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations that would be reflected in measures determined in accordance with GAAP. Non-GAAP measures should only be used to evaluate our results of operations in conjunction with corresponding GAAP measures. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended					At or for the twelve months ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2007
Summary of Operations:
Total interest income	$8,378	$8,223	$8,009	$8,252	$8,348	$32,861	$35,233	$41,598
Total interest expense	2,821	3,170	3,459	3,673	3,991	13,122	17,372	20,653

Net interest income	5,557	5,053	4,550	4,579	4,357	19,739	17,861	20,945
Provision for loan losses	995	2,377	1,414	685	2,142	5,472	4,283	5,974

Net interest income after provision	4,562	2,676	3,136	3,894	2,215	14,267	13,578	14,971
Noninterest income	821	812	792	1,040	890	2,610	3,128	3,978
Goodwill Impairment	8,674	—	—	—	—	8,674	—	—
Noninterest expense	4,796	4,075	4,428	4,275	4,258	16,717	17,138	16,337

Income (loss) before income taxes	(8,087)	(587)	(500)	659	(1,153)	(8,514)	(432)	2,612
Provision for income taxes (benefit)	141	(218)	(247)	251	(487)	(73)	(239)	953

Net income (loss)	$(8,228)	$(369)	$(253)	$408	$(666)	$(8,441)	$(193)	$1,659

Share and Per Share Data:
Earnings (loss) per share - basic	$(1.20)	$(0.05)	$(0.04)	$0.06	$(0.10)	$(1.24)	$(0.03)	$0.25
Earnings (loss) per share - diluted	(1.20)	(0.05)	(0.04)	0.06	(0.10)	(1.24)	(0.03)	0.24
Book value per share	7.96	9.22	9.21	9.23	9.17	7.96	9.17	9.09
Tangible book value per share	7.83	7.82	7.80	7.82	7.76	7.83	7.76	7.63
Ending shares outstanding	6,837,952	6,837,742	6,836,149	6,831,149	6,831,149	6,837,952	6,831,149	6,730,874
Weighted average shares outstanding:
Basic	6,837,863	6,837,292	6,831,973	6,831,149	6,829,731	6,834,595	6,809,437	6,603,631
Diluted	6,837,863	6,837,292	6,831,973	6,835,476	6,829,731	6,834,595	6,809,437	6,844,426

Selected Performance Ratios:
Return on average assets	-5.09%	-0.23%	-0.16%	0.27%	-0.43%	-1.34%	-0.03%	0.28%
Return on average equity	-51.24%	-2.30%	-1.60%	2.61%	-4.27%	-13.28%	-0.31%	2.77%
Net interest margin	3.70%	3.52%	3.16%	3.26%	3.07%	3.41%	3.27%	3.93%
Efficiency ratio (1)	75.20%	69.48%	82.89%	76.08%	81.15%	74.80%	81.65%	65.55%

Period End Balance Sheet Data:
Loans, net of unearned income	$481,176	$472,578	$467,872	$469,794	$460,626	$481,176	$460,626	$442,875
Total Earning Assets	588,536	591,973	573,951	584,030	560,534	588,536	560,534	543,167
Goodwill and other intangible assets	853	9,565	9,603	9,642	9,680	853	9,680	9,834
Total Assets	630,635	636,810	629,000	628,748	605,767	630,635	605,767	591,025
Deposits	540,262	533,350	527,621	523,537	505,119	540,262	505,119	498,123
Short term debt	20,564	25,693	23,461	27,408	23,175	20,564	23,175	16,967
Long term debt	12,372	12,372	12,372	12,372	12,372	12,372	12,372	12,372
Shareholders’ equity	54,409	63,013	62,947	63,059	62,659	54,409	62,659	61,173

Selected Average Balances:
Gross Loans	$476,845	$469,668	$469,581	$468,062	$458,100	$471,059	$451,558	$449,799
Total Earning Assets	595,250	570,059	577,774	570,221	562,415	578,372	554,798	539,526
Goodwill and other intangible assets	9,451	9,584	9,622	9,660	9,699	9,578	9,756	9,910
Total Assets	641,254	634,312	630,180	616,026	607,685	630,521	599,912	583,809
Deposits	538,643	532,427	526,894	513,079	508,911	527,844	504,188	493,989
Short term debt	23,498	23,020	24,606	24,458	21,659	23,891	18,615	15,672
Long term debt	12,372	12,372	12,372	12,372	12,372	12,372	12,372	12,372
Shareholders’ equity	63,710	63,588	63,615	63,421	61,868	63,584	62,107	59,888

Asset Quality Ratios:
Nonperforming loans	$15,965	$16,003	$13,352	$7,739	$8,630	$15,965	$8,536	$5,041
Other real estate owned	2,530	2,346	2,196	2,333	2,799	2,530	2,799	542
Allowance for loan losses	10,359	10,317	8,519	7,792	8,860	10,359	8,860	8,314
Nonperforming loans (2) to period-end loans	3.32%	3.39%	2.85%	1.65%	1.87%	3.32%	1.85%	1.13%
Allowance for loan losses to period-end loans	2.15%	2.18%	1.82%	1.66%	1.92%	2.15%	1.92%	1.88%
Delinquency Ratio (3)	0.41%	1.61%	0.51%	0.98%	0.32%	0.41%	0.32%	1.31%
Net loan charge-offs to average loans	0.79%	0.49%	0.59%	1.52%	0.39%	0.84%	0.82%	1.15%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.
(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.